Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-261064, etc.) of BayFirst Financial Corp. of our report dated March 27, 2023, with respect to the consolidated financial statements of BayFirst Financial Corp., included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Tampa, Florida
March 27, 2023